Exhibit 99.1

ACHILLION REPORTS 2011 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

- Conference call and webcast to be held today, March 8th, at 8:30am ET -

NEW HAVEN, Conn. (March 8, 2012) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three and twelve months ended December 31, 2011.

For the three months ended December 31, 2011, the Company reported a net loss of $12.4 million, compared to a net loss of $6.2 million in the three months ended December 31, 2010. For the full year ended December 31, 2011, the Company’s net loss was $44.2 million, compared to a net loss of $25.5 million for the year ended December 31, 2010. Cash and cash equivalents and marketable securities at December 31, 2011 were $79.9 million.

Recent HCV Pipeline Accomplishments

“Throughout 2011 and into 2012, we consistently achieved the milestones that will enable us to initiate a combination study evaluating a proprietary all-oral, interferon-free trial with our lead protease inhibitor, ACH-1625, in combination with our second generation NS5A inhibitor, ACH-3102, later this year,” commented Michael Kishbauch, President and Chief Executive Officer of Achillion.

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Reported 100% complete early virology response (cEVR) following interim analysis of 35 patients enrolled in a Phase 2a 12-week study evaluating ACH-1625 in combination with pegylated interferon plus ribavirin (P/R) for the treatment of chronic hepatitis C (HCV) genotype 1 treatment-naïve patients. Enrollment in this trial has been completed;

•	Completed three and six-month preclinical toxicity studies with ACH-1625, with nine-month studies to be completed in the first quarter;

•	Reported clinical proof-of-concept with ACH-1625 against HCV genotype 3;

•	Received Fast Track designation for ACH-1625 for the treatment of HCV;

•	Achieved Phase 1 proof-of-concept with ACH-2684, a pan-genotypic protease inhibitor;

•	Achieved Phase 1 proof-of-concept with ACH-2928, a first generation NS5A inhibitor; and

•	Completed IND-enabling studies to support the filing of an IND for a second generation NS5A inhibitor, ACH-3102.

Mr. Kishbauch continued, “The clinical profile of ACH-1625 continues to excel, featuring not only 100% cEVR against genotype 1 HCV, but apparent pan-genotypic activity as demonstrated in a pilot study against HCV genotype 3, and lack of viral breakthrough with its continued suppression of known resistant variants of HCV. This extremely robust drug profile for ACH-1625 has led us to complete all the additional activities necessary to enter registrational clinical trials in 2013, including completion of a commercially feasible formulation and a full non-clinical toxicology package.”

Upcoming Clinical Milestones for 2012

ACH-1625: Phase 2 pan-genotypic protease inhibitor

•	Present Phase 2a cEVR results for fully enrolled trial of ACH-1625 in combination with P/R, accepted for presentation at The International Liver Congress (EASL 2012), April 18-22, in Barcelona, Spain;

•	Initiate multiple drug-drug interaction studies during the second and third quarters evaluating ACH-1625 in combination with methadone, atorvastatin, and oral contraceptives;

•	Complete a relative bioavailability study of ACH-1625 tablet formulation during the second quarter; and

•	Initiate an all-oral therapeutic trial evaluating ACH-1625 in combination with ACH-3102 in HCV genotype 1 patients during the fourth quarter of 2012.

ACH-3102: Second generation NS5A inhibitor

•	Initiate a Phase 1 clinical trial in healthy subjects and HCV infected patients during the second quarter of 2012;

•	Report Phase 1 proof-of-concept results in HCV infected patients during the third quarter of 2012; and

•	Initiate a drug-drug interaction trial with ACH-1625 in the third quarter to support a fourth quarter therapeutic combination trial.

Fourth Quarter Financial Results

The Company reported a net loss of $12.4 million for the three months ended December 31, 2011, compared to a net loss of $6.2 million for the three months ended December 31, 2010. Research and development expenses were $9.9 million in the fourth quarter of 2011, compared to $6.1 million for the same period of 2010. Research and development expenses increased in 2011 and were primarily related to costs incurred from clinical testing of the Company’s HCV protease inhibitors, ACH-1625 and ACH-2684, clinical testing of the Company’s first generation HCV NS5A inhibitor, ACH-2928, and preclinical testing of the Company’s second-generation NS5A inhibitor, ACH-3102.

Revenue for the three months ended December 31, 2011 totaled $62,000, compared to $2 million in the three months ended December 31, 2010. During the fourth quarter of 2010, the Company recognized grant revenue of $2 million related to the Qualifying Therapeutic Discovery Project, or QTDP, program. In comparison, revenue in the fourth quarter 2011 consisted of payments related to the NS4A collaboration with Gilead, and no grant-related revenue was recognized.

For the three months ended December 31, 2011, general and administrative expenses totaled $2.6 million, compared to $2.2 million in the same period in 2010.

Year-end 2011 Financial Results

For the year ended December 31, 2011, the Company reported a net loss of $44.2 million, compared to a net loss of $25.5 million in 2010. For the year ended December 31, 2011, research and development expenses totaled $35.4 million, compared to $20.5 million in 2010. The increase in research and development expenses was primarily a result of increased clinical trial costs associated with ACH-1625, ACH-2684 and ACH-2928, as well as IND-enabling preclinical testing costs associated with ACH-2928, ACH-2684 and ACH-3102.

Total revenues were $247,000 for the year ended December 31, 2011, compared to $2.4 million for the year ended December 31, 2010. During 2011, no grant revenue was recognized. In comparison, during 2010, grant revenue under a SBIR grant and the Qualifying Therapeutic Discovery Project, or QTDP, program totaled approximately $2.3 million.

General and administrative expenses were $9.2 million for the year ended December 31, 2011, compared to $7.2 million for the year ended December 31, 2010, the increase primarily resulting from higher business development and professional services fees.

2012 Financial Guidance

At December 31, 2011, Achillion had cash and cash equivalents and marketable securities of approximately $79.9 million. The Company expects that research and development expenses during 2012 will be approximately $40 million and that net cash used in operating activities in 2012 will approximate $45 million based on current operating plans, anticipated timelines and the estimated cost of clinical trials and product development programs. The net loss per share is anticipated to range from $0.65 to $0.70 per share.

Conference Call

The Company will host a conference call and simultaneous webcast on Thursday, March 8, 2012 at 8:30 a.m. Eastern time. To participate in the conference call, please dial (877) 266-0482 in the U.S. or (631) 291-4567 for international callers. A live audio webcast of the call will be accessible at www.achillion.com, under the News Center section of the website. Please connect to Achillion’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

A replay of the webcast will be available on www.achillion.com. Alternatively, a replay of the conference call will be available starting at 12:30 p.m. Eastern time on March 8, 2012, through 11:59 p.m. Eastern time on March 15, 2012 by dialing (800) 585-8367 or (404) 537-3406. The replay passcode is 58851443.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 170 million people are infected with HCV worldwide including more than 5 million people in the United States, more than twice as widespread as HIV. Three-fourths of the HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: the potency, safety, tolerability, effectiveness and other characteristics of Achillion’s protease inhibitors and NS5A inhibitors; Achillion’s expectations regarding timing for the commencement, completion and reporting of results of clinical trials of drug candidates in its protease inhibitor and NS5A inhibitor programs; Achillion’s ability to advance a potentially best-in-class all-oral, interferon-free combination protease and NS5A inhibitor; and Achillion’s estimates for research and development expenses, net cash used in operations and net loss per share for the year ended December 31, 2012. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: replicate in later clinical trials positive results found in earlier stage clinical trials of ACH-1625, ACH-2684 and its other product candidates; advance the development of its drug candidates under the timelines it anticipates in current and future clinical trials; obtain necessary regulatory approvals; obtain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Media: Christin Culotta Miller Ogilvy PR Tel. (212) 880-5264 Christin.Miller@Ogilvy.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue	$62	$2,005	$247	$2,436

Operating expenses:
Research and development	9,937	6,098	35,441	20,529
General and administrative	2,572	2,158	9,153	7,205

Total operating expenses	12,509	8,256	44,594	27,734

Loss from operations	(12,447)	(6,251)	(44,347)	(25,298)

Other income (expense):
Interest income	72	48	186	101
Interest expense	(10)	(40)	(45)	(284)

Net loss	$(12,385)	$(6,243)	$(44,206)	$(25,481)

Net loss per share - basic and diluted	$(0.18)	$(0.11)	$(0.69)	$(0.57)

Weighted average shares outstanding - basic and diluted	69,755	58,357	64,248	45,079

Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2011	2010

Cash and cash equivalents and marketable securities	$79,943	$55,200
Working capital	46,148	52,296
Total assets	82,630	58,235
Long-term liabilities	2,718	2,489
Total liabilities	11,662	7,691
Total stockholders’ (deficit) equity	70,968	50,544